UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 8, 2013

Date of Report (Date of earliest event reported)

PROOFPOINT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35506	51-0414846
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

892 Ross Drive, Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On August 8, 2013, Proofpoint, Inc. (“Proofpoint”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Armorize Technologies, Inc., a Delaware corporation and provider of real-time dynamic detection technology for next-generation threats and malware (“Armorize”), Albany Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Proofpoint, and James C. Sha, solely in his capacity as the Effective Time Holders’ Agent, pursuant to which, subject to customary closing conditions contained in the Merger Agreement, Armorize will become a wholly-owned subsidiary of Proofpoint upon consummation of the acquisition (the “Merger”).

Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, Proofpoint will acquire all of the issued and outstanding shares of Armorize capital stock, and all outstanding options to purchase Armorize Common Stock, whether vested or unvested, will be cancelled and converted into the right to receive the excess, if any, of the per share merger consideration in respect of Armorize Common Stock over the exercise price of such option, less applicable withholding taxes, for an aggregate purchase price of approximately $25.0 million in cash, with approximately 15% of the merger consideration (based on Armorize’s working capital at closing) being placed in escrow to secure indemnification obligations.

The Merger is subject to customary closing conditions and is expected to close in the third quarter of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2013	PROOFPOINT, INC.

	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer